Exhibit 5.2

Writer’s Direct Dial: +44 (0) 207 614-2254

E-Mail: sovenden@cgsh.com

22 March 2012

HSBC Holdings plc

8 Canada Square

London E14 5HQ

Ladies and Gentlemen:

We have acted as special English solicitors to HSBC Holdings plc, a public limited company incorporated under the laws of England and Wales (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form F-3 (such registration statement, excluding the documents incorporated by reference therein, as effective as of the date hereof, hereinafter referred to as the “Registration Statement”) relating to the offering from time to time, together or separately and in one or more series (if applicable), of (i) its dated subordinated debt securities (the “Dated Subordinated Securities”), (ii) its undated subordinated debt securities (the “Undated Subordinated Securities”), (iii) its senior debt securities (the “Senior Securities”) (all of the above referred to herein as the “Debt Securities”) and (iv) its dollar preference shares (the “Dollar Preference Shares”), represented by American depositary shares. The Debt Securities and Dollar Preference Shares will have an indeterminate aggregate initial offering price and will be offered on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act. The Dated Subordinated Securities are to be issued under an indenture, the form of which is filed as an exhibit to the Registration Statement (the “Dated Subordinated Indenture”), to be entered into among the Company, The Bank of New York Mellon, as trustee (together with any predecessor or successor thereto, the “Trustee”), and HSBC Bank USA, N.A., as Registrar, Paying Agent and Exchange Rate Agent. The Undated Subordinated Securities are to be issued under an indenture, dated as of April 7, 2008 (the “Undated Subordinated Indenture”), entered into among the Company, the Trustee and HSBC Bank USA, N.A., as Registrar, Paying Agent and Exchange Rate Agent. The Senior Securities are to be issued under an indenture, dated as of August 26, 2009 (the “Senior Indenture”), entered into among the Company, the Trustee and HSBC Bank USA, N.A., as Registrar, Paying Agent and Exchange Rate Agent.

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement on Form F-3;

(b)	a form of the Dated Subordinated Indenture;

(c)	an executed copy of the Undated Subordinated Indenture;

(d)	an executed copy of the Senior Indenture;

(e)	a copy of the Memorandum and Articles of Association of the Company;

(f)	a certified copy of a resolution passed at the Meeting of the Company’s Board of Directors held on 24 February 2012; and

(g)	a copy of the resolution of the Annual General Meeting of the Company dated 27 May 2011, as filed with the National Storage Mechanism.

In this opinion letter, the Dated Subordinated Indenture, Undated Subordinated Indenture and Senior Indenture are referred to collectively as the ‘Transaction Documents”.

In rendering the opinions expressed below we have assumed and not verified:

(a) the genuineness of all signatures, stamps and seals, the authenticity and completeness of all documents supplied to us and the conformity to the originals of all documents supplied to us as photocopies or facsimile copies;

(b) that, where a document has been examined by us in draft, specimen or certificated form, it has been or will be executed in the form of that draft, specimen or certificate;

(c) that each of the Transaction Documents has been or will be duly executed and delivered by each of the parties to such Transaction Documents (other than the Company) and each such party (other than the Company) has the power, capacity and authority to execute, deliver and perform its obligations contained in each of the Transaction Documents to which it is a party;

(d) the absence of any other arrangements between any of the parties to any of the Transaction Documents which modify or supersede any of the terms of any of the Transaction Documents;

(e) (i) the accuracy as to factual matters of each document we have reviewed, including, without limitation, the accuracy of the representations and warranties contained in the form of underwriting agreement filed as an exhibit to the Registration Statement other than those contained in Sections 1(a)(viii), 1(b)(iv), 1(c)(iii) or 1(c)(vi) and, (ii) the compliance by each of the parties thereto with their respective obligations under Transaction Documents;

(f) that each of the parties to the Transaction Documents has fully complied with its obligations under all applicable money laundering legislation;

(g) that the binding effect of the Transaction Documents on the parties thereto is not affected by duress, undue influence or mistake, and no document has been entered into by any of the parties thereto in connection with any unlawful activity;

(h) that all consents, approvals, notices, filings and registrations which are necessary under any applicable laws or regulations (other than laws or regulations of the United Kingdom) in order to permit the execution, delivery or performance of the Transaction Documents have been or will be duly made or obtained;

(i) that there are no provisions of the laws of any jurisdiction outside England and Wales that would have any implication for the opinions we express and that, insofar as the laws of any jurisdiction outside England and Wales may be relevant to this opinion letter, such laws have been and will be complied with;

(j) that each of the Transaction Documents constitutes legal, valid and binding obligations of each of the parties thereto enforceable in accordance with its terms under all applicable laws (including the laws of the State of New York, by which the Transaction Documents are expressed to be governed);

(k) that each of the parties to the Transaction Documents has complied with all applicable provisions of Directive 2003/71/EC of the European Parliament, as amended (the “Prospectus Directive”) as it applies and as implemented in the United Kingdom, the Financial Services and Markets Act 2000 (“FSMA”) and any applicable secondary legislation made under it with respect to anything done by any of them in relation to the Securities in, from or otherwise involving the United Kingdom (including Sections 19 (carrying on a regulated activity), 21 (financial promotion), 85 (public offers) and 118 (market abuse) of FSMA);

(l) that the information relating to the Company disclosed by our searches on 22 March 2012 at Companies House at their website at www.companieshouse.gov.uk and by telephone at the Central Registry of Winding Up Petitions at the Companies Court in London in relation to the Company was then complete, up to date and accurate and has not since then been materially altered and that such searches did not fail to disclose any material information which had been delivered for registration but did not appear on the file in London at the time of our search, and that such oral disclosures did not fail to disclose any material information or any petition for an administration order, dissolution or winding-up order in respect of the Company that has been presented in England and Wales;

(m) that the resolution of Company’s Board of Directors passed on 24 February 2012 authorizing the Company to renew the Registration Statement was duly and validly passed, is a true record of the proceedings of the meeting, is in full force and effect and has not been amended, revoked or superseded;

(n) that the resolutions of the Company’s Board of Directors authorising the Company to enter into each of the Transaction Documents were duly and validly passed and are in full force and effect and have not been amended, revoked or superseded;

(o) that the resolution of the Annual General Meeting of the Company dated 27 May 2011 was duly and validly passed, is a true record of the proceedings of the meeting, is in full force and effect and has not been amended, revoked or superseded;

(p) that each director of the Company has disclosed any interest which he may have in the transactions contemplated by each of the Transaction Documents in accordance with the provisions of the Companies Act 1985 and the Companies Act 2006 and the articles of association of the Company, and that none of the relevant directors of the Company have any interest in such transactions except to the extent permitted by the articles of association of the Company;

(q) that the execution and delivery of each of the Transaction Documents by the Company and the exercise of their rights and performance of their obligations thereunder will materially benefit the Company and that the directors of the Company acted in good faith and in the interests of such party in approving each of the Transaction Documents and the transactions contemplated thereby;

(r) that any limit on borrowings to which the Company is subject has not been exceeded, and that the entry into the Transaction Documents will not cause any such limit on borrowings to be exceeded; and

(s) that Dollar Preference Shares will not be issued at less than their nominal value.

Based on the foregoing, and subject to the further qualifications and limitations set forth below, it is our opinion that:

1.	The Company has been duly incorporated as a public limited company under the laws of England and Wales. A search of the records of the Registrar of Companies as made public through the www.companieshouse.gov.uk website on 22 March 2012 and an oral enquiry made to the Central Registry of Winding up Petitions at the Companies Court at approximately 11:50 AM GMT on 22 March 2012 revealed no petition, order or resolution for the winding up of the Company and no petition for, and no notice of appointment of, a receiver or administrator, provided that:

a.

the searches with Companies House referred to above are not conclusively capable of revealing whether or not (i) a winding up order has been made in respect of a company or a resolution passed for the winding up of a company, or (ii) an administration order has been made in respect of a company, or (iii) a receiver, administrative receiver, administrator or liquidator has been appointed in respect of a company, since notice of these matters might not be filed with Companies House immediately and, when filed, might not be made available through the website or entered on the files of Companies House relating to insolvency details with respect to the relevant company immediately. In addition, such searches are not capable of revealing, prior to the making of the relevant order, whether or not a winding up petition or a petition for an administration order has been presented; and

b.	the enquiry at the Central Registry of Winding up Petitions at the Companies Court referred to above relates only to a compulsory winding up and is not capable of revealing conclusively whether or not a winding up petition in respect of a compulsory winding up has been presented since details of the petition may not have been entered on the records of the Central Registry of Winding up Petitions immediately or, in the case of a petition presented to a County Court, may not have been notified to the Central Registry and entered on such records at all, and the response to an enquiry only relates to the period of six months prior to the date when the enquiry was made. We have not made enquiries of any County Court as to whether a petition for the appointment of an administrator has been presented to, or an administration order has been made by, any County Court against the Company.

2.	The Company possesses the corporate power to enter into and perform its obligations under each of the Transaction Documents.

3.	The Board of Directors of the Company are duly authorised to allot up to US$100,000 in aggregate nominal amount of Preference Shares (in the form of 10,000,000 non-cumulative preference shares of US$0.01 each) under Section 551 of the Companies Act 2006 until the 2012 Annual General Meeting after which time the Directors must seek the approval of the shareholders of the Company to renew their authority to allot. The Preference Shares, when allotted and issued in accordance with this authorisation, with payment therefor duly made in full as contemplated in the Registration Statement, will be validly issued and will be fully paid and not subject to any calls for further funds.

The opinions set out above are limited to the laws of England and Wales in force as at the date of this opinion letter, as currently applied by the courts in England and Wales, and are given on the basis that this opinion letter will be governed by and construed in accordance with English law.

We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement and in any prospectus supplements related thereto under the heading “Legal Matters,” and to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you, or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ Simon Ovenden
Simon Ovenden, a Partner